EXHIBIT 99.1

GBT Appoints Wendy L. Yarno to Board of Directors

SOUTH SAN FRANCISCO, Calif., Dec. 22, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced the appointment of Wendy L. Yarno to the company’s board of directors. Ms. Yarno has more than 25 years of experience in the biopharmaceutical industry, including serving as chief marketing officer at Merck & Co. Inc.

“Wendy is an accomplished biopharmaceutical executive with a proven track record in building and leading organizations, and has significant expertise in pre- and post-launch strategy and marketing of new therapies,” said Ted W. Love, M.D., president and chief executive officer of GBT. “Her extensive experience in all areas of pharmaceutical commercialization will serve us well as we continue to advance the clinical development of voxelotor, a potentially disease-modifying therapy for the treatment of sickle cell disease (SCD). We look forward to Wendy’s contributions and guidance and we welcome her to the board.”

“With the Phase 3 HOPE Study and HOPE-KIDS 1 Study of voxelotor each well under way, and top-line data from Part A of the HOPE Study expected in the first half of 2018, this is an important time for GBT,” said Ms. Yarno. “I look forward to leveraging my expertise in drug development and commercialization, regulatory strategy and market development to help GBT achieve its mission of developing and delivering innovative treatments that provide hope to underserved patient communities.”

Ms. Yarno spent 26 years at Merck & Co., Inc., where she held commercial and human resource positions of increasing seniority, most recently as chief marketing officer. In that position, she led a global organization charged with all aspects of supporting pre-and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. She also served as general manager, Cardiovascular/Metabolic U.S. Business Unit and as Merck’s senior vice president of human resources. Earlier in her career, she was vice president of the Women’s Health Care Franchise for Johnson & Johnson’s Ortho McNeil Pharmaceutical subsidiary. Ms. Yarno has served as a member of the board of several public and private biotechnology and medical device companies, including St. Jude Medical, Medivation, ADial Pharmaceuticals, Durata Therapeutics and Plurogen Therapeutics. Currently, she is chairperson of the board of Aratana Therapeutics and a member of the boards of Alder Biopharmaceuticals, Inovio Pharmaceuticals and MyoKardia. Ms. Yarno received an M.B.A. from Temple University, Fox School of Business, and a B.S. in business administration from Portland State University.

About Voxelotor in Sickle Cell Disease
Voxelotor (previously called GBT440) is being developed as an oral, once-daily therapy for patients with SCD. Voxelotor works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes voxelotor blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that voxelotor may potentially modify the course of SCD. In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted voxelotor Fast Track, Orphan Drug and Rare Pediatric Disease designations for the treatment of patients with SCD. The European Medicines Agency (EMA) has included voxelotor in its Priority Medicines (PRIME) program, and the European Commission (EC) has designated voxelotor as an orphan medicinal product for the treatment of patients with SCD.

GBT is currently evaluating voxelotor in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a Phase 3 clinical study in patients age 12 and older with SCD. Additionally, voxelotor is being studied in the ongoing Phase 2a HOPE-KIDS 1 Study, an open-label, single- and multiple-dose study in pediatric patients (age 6 to 17) with SCD. HOPE-KIDS 1 is assessing the safety, tolerability, pharmacokinetics and exploratory treatment effect of voxelotor.

About GBT
GBT is a clinical-stage biopharmaceutical company determined to discover, develop and deliver innovative treatments that provide hope to underserved patient communities. GBT is developing its lead product candidate, voxelotor, as an oral, once-daily therapy for sickle cell disease. To learn more, please visit www.gbt.com and follow the company on Twitter @GBT_news.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of voxelotor (previously called GBT440), our ability to implement and complete our clinical development plans for voxelotor, our ability to generate and report data from our ongoing and potential future studies of voxelotor (including our ongoing Phase 3 HOPE Study and our ongoing Phase 2a HOPE-KIDS 1 Study), regulatory review and actions relating to voxelotor, and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that results of clinical trials may be subject to differing interpretations, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, that drug-related adverse events may be observed in clinical development, and that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
W2O pure
415-946-1087
media@globalbloodtx.com